CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated June 24, 2009, accompanying the financial statements of Great International Firms Portfolio, Series 32, Morgan Stanley U.S. Multinational 50 Index[SM] Portfolio, Series 24 and Morgan Stanley Technology Index[SM] Portfolio, Series 39 (included in Van Kampen Unit Trusts, Series 743) as of February 28, 2009, and for the period from March 18, 2008 (Initial Date of Deposit) through February 28, 2009 and the financial highlights for the period from March 18, 2008 (Initial Date of Deposit) through February 28, 2009, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-149059) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 24, 2009